Nanophase Technologies Corporation 8-K

Exhibit 10.1

AMENDMENT NO.4 TO

ZINC OXIDE SUPPLY AGREEMENT

THIS AMENDMENT NO. 4 TO ZINC OXIDE SUPPLY AGREEMENT is entered into as of January 1, 2019 by and between BASF CORPORATION, a Delaware corporation (“BASF”) and NANOPHASE TECHNOLOGIES CORPORATION, a Delaware corporation (“Nanophase”).

RECITALS

A.                 Nanophase and BASF (as successor-in-interest to Sun Smart, Inc.) entered into that certain Zinc Oxide Supply Agreement, dated September 16, 1999 (the “Agreement”), as amended by that certain Amendment No. 1 to Zinc Oxide Supply Agreement dated January 2001, Amendment No. 2 to Zinc Oxide Supply Agreement dated March 17, 2003, and Amendment No. 3 to Zinc Oxide Supply Agreement dated September 30, 2012 (collectively the “Amendments”).

B.                 BASF and Nanophase desire to amend the Agreement and Amendments as set forth herein.

NOW THEREFORE, BE IT RESOLVED, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The “Triggering Event” set forth in Section 5.01(e)(i) of the Agreement, as amended by Paragraph 1 of Amendment No. 2 to the Agreement, and amended by Paragraph 1 of Amendment No. 3, is hereby further amended to delete the language in Section 5.01(e)(i) of the Agreement and Paragraph 1 of Amendment No. 2 and Paragraph 1 of Amendment No. 3, and replace it with the following language:

“(e)(i) Earnings of Nanophase for the twelve-month period ending on the date of Nanophase’s most recent published quarterly financial statements (calculated in accordance with generally accepted accounting principles applied on a consistent basis) shall be less than $0 and cash and cash equivalents of Nanophase at the end of such period (calculated in accordance with generally accepted accounting principles applied on a consistent basis) shall be less than $500,000. Cash and cash equivalents – including any accounts receivable outstanding and due from BASF over 30 days from ship date ($[*] min), finished goods Z-COTE in Nanophase inventory ($[*]max), and zinc metal Nanophase inventory ($[*]max) shall be less than $1,000,000.”

2.	Section 3.04 of the Agreement is hereby amended to delete the language in that section and replace it with the following language:

a.	“Nanophase shall maintain inventory of manufactured Product available to fill orders from BASF equal to the higher of either [*]kg or the monthly average of the previous [*] months orders. Nanophase shall be required to establish this safety stock level by August 31, 2019. [*]kg minimum of inventory shall be established by Mar 31, 2019; 34,000 kg minimum of inventory shall be established by Jun 31, 2019; the full [*]kg minimum of inventory shall be established by Aug 31, 2019. This inventory value may be revised after Dec 31, 2019 depending on business demands.”

b.	Should BASF commercial requirements exceed [*] full truckloads during this time, Nanophase shall be permitted one week of additional time for each truckload shipped in excess of the [*] truckloads shipped to meet BASF demand.

c.	Implementation grace period: During the ramp up of safety stock levels, Nanophase shall follow the same ramp up for working capital mix.

d.	Implementation Requirements:

i.	Q1 2019: $500,000 cash minimum, plus [*]kg min. inventory

ii.	Q2 2019: $500,000 cash minimum, plus [*]kg min. inventory

iii.	Q3 2019: Full requirements outlined in amendment apply.

3.	All other terms and conditions of the Agreement and the Amendments shall remain in full effect in accordance with their terms.

*Confidential Treatment Requested

[Signatures next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

Nanophase Technologies Corporation		BASF Corporation

By:	/s/ Jess Jankowski	By:	/s/ Amy Ciemniecki
Name:	Jess Jankowski	Name:	Amy Ciemniecki
Title:	President and CEO	Title:	Category Buyer